Filed Pursuant to Rule 424(b)(3)
Registration No. 333-296148

SUPPLEMENT NO. 2 TO

PROSPECTUS OF XANADU QUANTUM TECHNOLOGIES LIMITED

This prospectus supplement amends and supplements the prospectus dated June 1, 2026, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-296148). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in (i) our Report on Form 6-K, which was furnished to the Securities and Exchange Commission (the “SEC”) on August 28, 2026 (the “Form 6-K”) and (ii) our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on April 9, 2026 (the “Annual Report”). Accordingly, we have attached the Form 6-K and the Annual Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class B Subordinate Voting Shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “XNDU” and the Toronto Stock Exchange (the “TSX”) under the symbol “XNDU.” On August 27, 2026, the last reported sales prices of the Class B Subordinate Voting Shares on Nasdaq and the TSX were $10.38 and C$14.39 respectively.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 1 of the Annual Report and beginning on page 8 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission or regulatory authority of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is accurate or adequate. Any representation to the contrary is a criminal offense.

This Supplement No. 2 is dated August 28, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13A-16 or 15D-16

of the Securities Exchange Act of 1934

For the month of August 2026

Commission File Number: 001-43205

Xanadu Quantum Technologies Limited

(Translation of registrant’s name into English)

777 Bay Street, Suite 2400, Toronto, Ontario M5G 2C8

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒         Form 40-F ☐

INCORPORATION BY REFERENCE

This Report on Form 6-K, including Exhibit 10.1, is incorporated by reference into the registrant's registration statement on Form S-8 (File No. 333-296231) (including any prospectuses forming a part of such registration statements) filed with the U.S. Securities and Exchange Commission, to be a part thereof from the date on which this Report on Form 6-K is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

1

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 28, 2026	Xanadu Quantum Technologies Limited

	By:	/s/ Michael Trzupek
Michael Trzupek
Chief Financial Officer

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Exhibit Index

Exhibit	Description of Exhibit
10.1	Agreement, dated August 28, 2026, between His Majesty the King in Right of Canada, as represented by the Minister of Industry, Xanadu Quantum Technologies Inc. and Xanadu Quantum Technologies Limited, as guarantor
99.1	Press release dated August 28, 2026 – Government of Canada Invests CAD $195 Million in Xanadu to Build the Quantum Supply Chain
99.2	Press release dated August 28, 2026 – Xanadu Secures CAD $195 Million and Establishes Landmark Advanced Photonics Facility

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Exhibit 10.1

SRF AGREEMENT NO. 812-820235

Certain identified information has been excluded from this

exhibit both because it (i) is not material and (ii) is the type that the issuer treats as private or confidential. Brackets

with triple asterisks denote omissions.

STRATEGIC RESPONSE FUND

Project Optimism

This Agreement made

Between:
HIS MAJESTY THE KING IN RIGHT OF CANADA

(“His Majesty”)

as represented by the Minister of Industry

(the “Minister”)

And:
Xanadu Quantum Technologies Inc., a corporation duly incorporated under the laws of Ontario, Canada, having its head office located at 777 Bay Street, Suite 2400, Toronto, ON M5G 2C8

(the “Recipient”)

And:
Xanadu Quantum Technologies Ltd., a corporation duly incorporated under the laws of Ontario, Canada , having its head office located at 777 Bay Street, Suite 2400, Toronto, ON M5G 2C8

(the “Guarantor”)

RECITALS

WHEREAS

I-	The Strategic Response Fund (“SRF”) is designed to encourage research and development, and accelerate the technology transfer and commercialization of innovative products, services, and processes; facilitate the growth and expansion of firms; secure economically significant mandates within or to Canada; and, advance industrial research and technology demonstration activities through collaboration;

SRF AGREEMENT NO. 812-820235

II-	Neither the entering into this Agreement nor the provision by the Minister of the Contribution is contingent upon export performance on the part of the Recipient;

III-	The Project is in respect of SRF’s business and expansion (Pillar 1) to:

●	Increasing manufacturing capacity;

●	Improving production efficiency through improvements to plant and equipment;

●	Improving process to increase efficiency;

IV-	The Minister has agreed to make a conditionally repayable Contribution to the Recipient in support of the Recipient’s Eligible Supported Costs (as defined herein) of the Project with total Project costs of eight hundred ninety-three million three hundred fifty five thousand dollars ($893,355,000).

NOW, THEREFORE in accordance with the mutual covenants and agreements herein, His Majesty and the Recipient agree as follows:

1. Purpose of the Agreement

The purpose of this Agreement is to set out respective obligations and the terms and conditions under which the Minister will provide funding in support of the Project (as defined herein).

2. Interpretation

2.1 Definitions.

In this Agreement, a capitalized term has the meaning given to it in this Subsection, unless otherwise specified:

“Acquisition or Divestiture” means an acquisition of a business, the sale of a business or a merger or amalgamation.

“Activity” means a significant task that must take place in order to complete the Project. It has duration, during which time the work of that task is performed, and may have resources and costs associated with that task as set out in Form C1- PROJECT COSTS BREAKDOWN of Schedule 1 - Statement of Work.

“Affiliated Person” means an affiliated person as defined in the Income Tax Act, as amended.

“Agreement” means this contribution agreement including all the schedules attached hereto, as such may be amended, restated or supplemented, from time to time.

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SRF AGREEMENT NO. 812-820235

“Background Intellectual Property” means Intellectual Property that is not Project Intellectual Property and that is required for the carrying out of the Project or the exploitation of the Project Intellectual Property.

“Background Intellectual Property Rights” means the Intellectual Property Rights in Background Intellectual Property.

“Benefits Commitments” means those activities described in Subsection 6.2 of this Agreement that will generate benefits to Canada.

“Benefits Phase” means the period from the day after the Project Completion Date to and including the last day of the Term.

“Change in Control” of the Recipient means:

(a)	if the Recipient is a public company, the acquisition by an individual or company (or two or more of them acting in concert) that results in its or their direct or indirect beneficial ownership of twenty percent (20%) or more of outstanding shares of voting stock of the Recipient; or

(b)	if the Recipient is a private company, the acquisition by an individual or company (or two or more of them acting in concert) that results in its or their direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock in the Recipient; or

(c)	if the Recipient enters into a binding obligation to sell, sells or otherwise disposes of all or substantially all of its assets.

“Claim Period” means the following quarters of a calendar year: January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31.

“Collaboration” means the Recipient’s association with one or more Collaboration Partners for the purpose of research and development.

“Collaboration Partner” means, other than the Recipient and sub-contractors, any small and medium-sized Canadian based enterprise, any Canadian research institute, any licensed or accredited academic, post-secondary institution in Canada that is/are involved in the Collaboration.

“Contribution” means the funding, in Canadian dollars, made available by the Minister under this Agreement.

“CO-OP Term” means a four (4) month full-time position.

“Designated Person” means a person that is:

(a)	Designated under the Special Economic Measures Act (Canada);

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SRF AGREEMENT NO. 812-820235

(b)	Listed on any other Sanctions-related list maintained by the Government of Canada, according to the most current version published by the Government of Canada via Global Affairs Canada, at its official website or any replacement website or other replacement official publication of such list or lists; or

(c)	Listed on any other Sanctions-related list or is a “designated person” under any applicable Canadian law.

“Dispose” means, as regards a Project Asset, the transferring outside Canada, use for a purpose other than research and development or manufacturing by the Recipient, selling, leasing or otherwise disposing including, in the case of a prototype or pilot plant, the transfer to commercial production, but in any event, shall not include abandoning the Project Asset for legitimate business reasons, such as the disposal of obsolete or disused equipment or materials.

“Eligibility Date” means the date at which the application is deemed complete by SRF (February 19, 2026).

“Eligible Costs” means the costs associated with work performed in Canada, or outside of Canada to the extent explicitly permitted in this Agreement that are incurred and paid by the Recipient in respect of the Project, and in accordance with Schedule 3 - Cost Principles, excluding any costs prohibited or deemed ineligible elsewhere in this Agreement.

“Eligible Not-Supported Costs” means any costs that are specifically identified in Schedule 1 - Statement of Work as not being supported including those Eligible Costs that are in excess of limits imposed on indirect (overhead) costs under Schedule 3 – Cost Principles of this Agreement.

“Eligible Supported Costs” means any Eligible Costs, excluding Eligible Not-Supported Costs.

“Event of Default” means the events of default listed in Subsection 14.1 of this Agreement.

“Execution Date” means the date of the last signature to this Agreement such that the Agreement is signed and dated by all Parties.

“Facilities” means the Recipient facilities at 777 Bay Street, Toronto, Ontario or an office building of similar functionality within the province of Ontario.

“Fair Market Value” means the price that would be agreed to in an open and unrestricted market between knowledgeable and willing parties dealing at arm’s length, who are fully informed and not under any compulsion to transact.

“Federal Funding” means all funding from the SRF and investment tax credits (ITCs) (as defined herein).

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SRF AGREEMENT NO. 812-820235

“Force Majeure” means any cause which is unavoidable or beyond the reasonable control of the Recipient, including war, riot, insurrection, strikes, or any act of God or other similar circumstance and which could not have been reasonably circumvented by the Recipient without incurring unreasonable cost.

“FTE” or “Full Time Equivalent” means the equivalent to a full-time employee who would be responsible to work at least 2,000 hours for the Recipient when calculated on an annual basis. Each equivalent to a full-time employee is calculated by dividing (a) by (b) where (a) = the aggregate of all hours worked by each employee who works for the Recipient including hours taken by them as paid vacation, sick leave, and for other similar reasons, calculated on an annual basis, and (b) = 2,000 hours.

“Government Fiscal Year” means the period from April 1 of one year to March 31 of the following year.

“Highly Skilled” means an employee that requires specialized training in order to operate, manage or participate in the Project. This may include scientists, engineers, managers and specialized trades.

“Headquarters” means the establishment that is the locus of strategic decision-making for the business and responsible for managing the day-to-day operations of the business.

“Intellectual Property” means all inventions, whether or not patented or patentable, all proprietary technical information, whether or not constituting trade secrets, and all copyrightable works, industrial designs, integrated circuit topographies, and trademarks, whether or not registered or registrable.

“Intellectual Property Rights” means all rights recognized by law in or to Intellectual Property, including but not limited to Intellectual Property rights protected through legislation. These shall include patents, copyrights, industrial design rights, integrated circuit topography rights, rights in trademarks and trade names, all rights in applications and registrations for any of the foregoing, and all rights in trade secrets and confidential information.

“Interest Rate” means the Bank Rate, as defined in the Interest and Administrative Charges Regulations, in effect on the due date, plus 300 basis points, compounded monthly. The Interest Rate for a given month can be found at: http://www.tpsgc-pwgsc.gc.ca/recgen/txt/taux-rates-eng.html

“Investment Tax Credits” or “ITCs” means the federal investment tax credits for businesses announced in Budget 2021, Budget 2022, Budget 2023, and any future federal budgets.

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SRF AGREEMENT NO. 812-820235

“Material Change” means a significant change in the scope, objectives, outcomes or benefits of the Project including without limitation, the following:

(a)	The Project is not completed or not expected to be completed by the Project Completion Date;

(b)	the Total Estimated Eligible Costs set out in Form C2 – ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 – Statement of Work are expected to be reduced or are expected to be exceeded by twenty percent (20%) or more;

(c)	a change in the locations where the Project is to be performed as identified in Form D – PROJECT LOCATION AND COSTS of Schedule 1 – Statement of Work.

“Maximum Amount to be Repaid” means 1.5 times the actual amount disbursed by the Minister to the Recipient under this Agreement.

“Milestone” means a significant point or event in the Project as set forth in Form B – MILESTONES of Schedule 1 - Statement of Work.

“Party” means the Minister, or the Recipient or any Guarantor, and “Parties” means all of them.

“Project” means the project as described in Schedule 1 - Statement of Work.

“Project Asset” means an asset which, in whole or in part, has been acquired, created, developed, advanced and/or contributed to by the Contribution.

“Project Completion Date” means March 31, 2031.

“Project Intellectual Property” means all Intellectual Property conceived, produced, developed or reduced to practice in carrying out the Project by the Recipient and/or any Affiliated Persons of the Recipient, or any of their employees, agents, contractors or assigns.

“Public Office Holder” means a public office holder as defined in the Lobbying Act, as amended.

“Resulting Products” means all products, services or processes produced using the Project Intellectual Property or that incorporate any of the Project Intellectual Property.

“Recipient Fiscal Year” means the period for which the Recipient’s accounts in respect of its business or property are prepared for purposes of assessment under the Income Tax Act, as amended.

“Repayment Period” means the repayment period set out in Schedule 5 - Repayments to the Minister.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Government of Canada.

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SRF AGREEMENT NO. 812-820235

“Schedule” means a schedule to this Agreement, including any amendments or supplements.

“Similar Goods” means goods or services that closely resemble the goods or services being transferred, in respect of their component materials, form, function and characteristics, and are capable of performing an equivalent function as, and of being commercially interchangeable with, the goods being transferred.

“Technology Readiness Level” or “TRL” means technology readiness according to the Technology Readiness Level scale described below.

Technology Readiness Level	Description

TRL 1—Basic principles observed and reported	Lowest level of technology readiness. Scientific research begins to be translated into applied research and development (R&D). Examples might include paper studies of a technology’s basic properties.

TRL 2—Technology concept and/or application formulated	Invention begins. Once basic principles are observed, practical applications can be invented. Applications are speculative, and there may be no proof or detailed analysis to support the assumptions.

TRL 3—Analytical and experimental critical function and/or characteristic proof of concept	Active R&D is initiated. This includes analytical studies and laboratory studies to physically validate the analytical predictions of separate elements of the technology.

TRL 4—Product and/or process validation in laboratory environment	Basic technological products and/or processes are tested to establish that they will work.

TRL 5—Product and/or process validation in relevant environment	Reliability of product and/or process innovation increases significantly. The basic products and/or processes are integrated so they can be tested in a simulated environment.

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SRF AGREEMENT NO. 812-820235

Technology Readiness Level	Description

TRL 6—Product and/or process prototype demonstration in a relevant environment	Prototypes are tested in a relevant environment. Represents a major step up in a technology’s demonstrated readiness. Examples include testing a prototype in a simulated operational environment.
TRL 7—Product and/or process prototype demonstration in an operational environment	Prototype near or at planned operational system and requires demonstration of an actual prototype in an operational environment (e.g. in a vehicle).

TRL 8—Actual product and/or process completed and qualified through test and demonstration	Innovation has been proven to work in its final form and under expected conditions. In almost all cases, this TRL represents the end of true system development.

TRL 9—Actual product and/or process proven successful	Actual application of the product and/or process innovation in its final form or function.

“Term” means the duration of this Agreement as set out in Subsection 3.2 of this Agreement.

“Work Phase” means the period of time from the Eligibility Date to and including the Project Completion Date.

“Years to Repay” means twenty (20) years.

2.2 Singular/Plural. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural.

2.3 Entire Agreement. Unless amended in writing by the Parties, this Agreement comprises the entire agreement between the Parties in relation to the Project. No prior document, negotiation, provision, undertaking or agreement in relation to the subject matter of this Agreement has legal effect. No representation or warranty, whether express, implied or otherwise, has been made by the Minister to the Recipient, except as expressly set out in this Agreement.

2.4 Inconsistency. In case of inconsistency or conflict between a provision contained in the part of the Agreement preceding the signatures and a provision contained in any of the Schedules to this Agreement, the provision contained in the part of the Agreement preceding the signatures will prevail.

2.5 Schedules. This Agreement contains the following Schedules as described below, which form an integral part of this Agreement:

Schedule 1 - Statement of Work

Schedule 2 - Communications Obligations

Schedule 3 - Cost Principles

Schedule 4 - Reporting Requirements

Schedule 5 - Repayments to the Minister

Schedule 6 - Resolution Process

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SRF AGREEMENT NO. 812-820235

3. Duration of Agreement

3.1 Execution. This Agreement must be signed by the Recipient and received by the Minister within thirty (30) days of its signature by the Minister, failing which it will be null and void.

3.2 Duration of Agreement. This Agreement will be effective as of the Execution Date and will expire, subject to Subsection 3.3, on the later of December 31, 2052 or the date of the last repayment to the Minister unless terminated earlier in accordance with the terms of this Agreement.

3.3 Survival Period. Notwithstanding the provisions of Subsection 3.2 above, the rights and obligations described in the following Sections or Subsections will survive for a period of three (3) years beyond the Term or early termination of the Agreement:

Section 7 - Government Funding

Subsection 8.5 - Overpayment by Minister

Section 9 - Reporting, Monitoring, Audit and Evaluation

Subsection 10.2(d) - Disposal of Assets

Subsection 13.1 - Indemnification

Subsection 13.2 - Limitation of Liability

Section 14 - Default and Remedies

Subsection 17.2 - Interest

Subsection 17.3 - Set-off Rights of Minister

Subsection 17.8 - Applicable Law

4. The Contribution

4.1 Contribution. Subject to the terms and conditions of this Agreement, the Minister agrees to make a conditionally repayable Contribution to the Recipient in respect of the Project in an amount not exceeding the lesser of (a) and (b) as follows:

(a)	Twenty two and ten hundredths percent (22.10%) of the Eligible Supported Costs; and

(b)	One hundred and ninety five million dollars ($195,000,000).

4.2 Funding Period. The Minister will not contribute to any Eligible Supported Costs incurred by the Recipient prior to the Eligibility Date or after the Project Completion Date. In no event will Eligible Supported Costs incurred prior to the Execution Date exceed twenty percent (20%) of the “Total Estimated Eligible Supported Costs” set out in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work.

4.3 Fiscal Year. The payment of the Contribution per Government Fiscal Year is estimated at amounts specified in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work. The Minister will have no obligation to pay any amounts in any Government Fiscal Year other than those specified in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work. If, for a given Government Fiscal Year, the Recipient claims an amount less than the estimated Contribution for that Government Fiscal Year specified in Form C2 - ESTIMATED COST BREAKDOWN BY FISCAL YEAR of Schedule 1 - Statement of Work, the Minister may consider any request to reprofile the excess funds to future Government Fiscal Years before the Project Completion Date.

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SRF AGREEMENT NO. 812-820235

4.4 Overruns. The Recipient shall be responsible for all costs of the Project, including cost overruns, if any.

4.5 Holdbacks. Notwithstanding any other provisions of this Agreement, the Minister may, at the Minister’s sole discretion, withhold up to ten percent (10%) of the Contribution until:

(a)	the Project is completed to the satisfaction of the Minister;

(b)	the final report described in Subsection 8.3(c) has been submitted to the satisfaction of the Minister;

(c)	the Minister has approved the final claim described in Subsection 8.3.

5. Recipient’s Obligations

5.1 Project Completion Date. The Recipient agrees to carry out the Project in a diligent and professional manner using qualified personnel, and complete same on or before the Project Completion Date.

5.2 Project Location. Except as otherwise permitted in Subsection 6.3 below, the Recipient agrees to carry out the Project exclusively in Canada located in Toronto, Ontario.

5.3 Benefits Commitments. The Recipient agrees to conduct Benefits Commitments exclusively in Canada.

5.4 Repayment. The Recipient agrees to make all repayments due to the Minister as set out in Schedule 5 - Repayments to the Minister.

5.5 Compliance. The Recipient agrees to satisfy and comply with all other terms, conditions and obligations contained in this Agreement.

6. Special Conditions

The Recipient covenants and agrees to the following:

6.1 Pre-disbursement Clause

6.1.1	[***]

6.1.2	[***]

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SRF AGREEMENT NO. 812-820235

6.2 Benefits Commitments

The Recipient covenants and agrees to the following:

6.2.1	Create and maintain high-skilled jobs in Canada

(a)	[***]

(b)	[***]

6.2.2	Collaborations with Canadian research institutes, any licensed or accredited academic, post-secondary institutions in Canada

(a)	[***]

(b)	[***]

6.2.3	Collaborations with any small and medium-sized Canadian-based enterprises

(a)	[***]

(b)	[***]

6.2.4	R&D Investments in Canada

(a)	For the purposes of this Agreement, gross R&D expenditures are defined in accordance with the accounting standards under which the Recipient’s financial statements are prepared.

(b)	The Recipient will spend a total of [***] million in gross R&D in Canada from February 19, 2026 to March 31, 2031, and spend an annual average of [***] million in total gross R&D for the period from April 1, 2031 until the end of Term.

(c)	The annual gross R&D spending is to be verified by the Recipient’s external auditor and either stated in its audited financial statements or provided in a separate statement signed by the external auditor. The Recipient shall provide this verification, to the satisfaction of the Minister, within [***] after the Recipient’s Fiscal Year-end.

6.2.5	Capital Expenditures (CAPEX) Investments in Canada

(a)	The Recipient will spend an average of [***] million per year in CAPEX in Canada from April 1, 2031 until the end of Term.

(b)	The annual gross CAPEX is to be verified by the Recipient’s external auditor and either stated in its audited financial statements or provided in a separate statement signed by the external auditor. The Recipient shall provide this verification, to the satisfaction of the Minister, within [***] after the Recipient’s Fiscal Year-end.

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SRF AGREEMENT NO. 812-820235

(c)	For the purposes of this agreement, gross CAPEX are defined in accordance with the accounting standards under which the Recipient’s financial statements are prepared.

6.2.6	Development of a supply chain plan

[***]

6.2.7	Safeguarding Project assets and protecting sensitive data

[***]

6.2.8	Commitment to inclusive hiring practices and employee training

[***]

6.2.9	Reduction of Environmental Impacts

[***]

6.2.10	Creation of Environmental Sustainability Plan

[***]

6.3 Work Outside Canada

[***]

6.4 Annual Benefits Reporting

[***]

6.5 Facilities Closure

[***]

6.6 Duty to Consult

[***]

6.7 Guarantee

(a)	Guarantee. [***]

(b)	Taxes. [***]

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SRF AGREEMENT NO. 812-820235

(c)	Costs. [***]

(d)	Representations. The Guarantor represents to the Minister that it has the power and authority, and has met all legal requirements to grant the guarantee under paragraph (a) above and that such guarantee is enforceable against it in accordance with its terms.

(e)	Service of Process. The Guarantor irrevocably consents to the service of process in the manner provided for notices in Section 18 of this Agreement. Nothing in this Agreement will affect the right of the Minister to serve process in any other manner permitted by law.

6.8 Amendment. The Recipient shall provide written notice to the Minister of any changes which may have an impact on Schedule 1 – Statement of Work or on the Benefits Commitments in accordance with Subsection 6.2 of this Agreement. The Recipient shall provide to the satisfaction of the Minister sufficient written reasons to justify modifications to the Agreement. At the Minister’s sole discretion, the Minister may request a formal amendment to be executed by the Parties. The Parties agree to negotiate in good faith such amendments. Failure to agree may result in the Minister declaring an Event of Default in accordance with Subsection 14.1 of this Agreement.

7. Government Funding

7.1 “Government Funding” means all funding from federal, provincial, territorial or municipal governments in Canada, requested or received by the Recipient, or that the Recipient currently expects to request or receive, to cover any of the Eligible Supported Costs. Government Funding listed below includes all forms of Government Funding, including estimated amounts of provincial, territorial, and federal investment tax credits, including federal Scientific Research and Experimental Development (SR&ED) investment tax credits, provincial and territorial R&D investment tax credits, and ITCs.

Federal program - SRF	$ 195,000,000
Federal SR&ED investment tax credits (estimate)	[***]
Federal investment tax credits (estimate) –	[***]
ITCs, as defined herein (estimate)	[***]
Other Federal Provincial or Territorial funding – Invest Ontario	[***]
Ontario R&D investment tax credits (estimate)	[***]
Municipal incentives -	[***]
Total	[***]

7.2 The Recipient shall notify the Minister of any change to the amount of Government Funding identified in Subsection 7.1. Such notice must be made promptly in writing, and in any case not later than thirty (30) days following any change. In the event funding is obtained in addition to Government Funding identified in Subsection 7.1, the Minister will have the right to either reduce the Contribution to the extent of any additional funding received by the Recipient or require the Recipient to repay the Contribution in the amount equal to the amount of any such additional funding received by the Recipient in accordance with Subsection 8.5.

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SRF AGREEMENT NO. 812-820235

7.3 [***]

[***]

7.4 Contribution Adjustment. [***]

8. Claims and Payments

8.1 Separate Records. The Recipient shall maintain accounting records that account for the Contribution paid to the Recipient and the related Project costs, separate and distinct from any other sources of funding.

8.2 Claims Procedures. The Minister will reimburse claims for Eligible Supported Costs submitted for a Claim Period, provided there is no Event of Default and the claims are:

(a)	submitted for each Claim Period, except for the first claim which will start on the Eligibility Date;

(b)	submitted within forty-five (45) days of the end of each Claim Period;

(c)	accompanied with details of all costs being claimed according to Schedule 3 – Cost Principles, which have been incurred by the Recipient and which will be substantiated by such documents as may be required by the Minister and presented in accordance with the Activities and the Milestones contained in Schedule 1 - Statement of Work;

(d)	certified, in a form satisfactory to the Minister, by the chief financial officer of the Recipient or such other person considered satisfactory to the Minister;

(e)	adjusted, if necessary, by including a deduction for expenses included in a previous claim which were not eligible expenses according to Eligible Costs definition in this Agreement or which were not paid by the Recipient;

(f)	accompanied by a report containing:

(i)	the Recipient’s revised projections of the Project cash flows for the current Government Fiscal Year;

(ii)	an identification of any planned or completed transfer to commercial production, transfer outside of Canada, sale, lease or other disposal of equipment funded in whole or in part by the Contribution;

(iii)	an itemized list of foreign sub-contracting costs, if any;

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(iv)	the foreign exchange rates used in the claim;

(v)	progress report as specified in Subsection 1.2 of Schedule 4 - Reporting Requirements; and

(vi)	such other information as the Minister may request from time to time.

(g)	accompanied by a statement from the Recipient repeating and confirming the representations set out in Section 10 of this Agreement as required by Subsection 10.3, and a certification that there are no Events of Defaults (and no state of facts exist which, with the giving of notice or the passing of time, or both, would constitute an Event of Default);

(h)	substantially (± ten percent (10%)) consistent with the cost estimates of Schedule 1 - Statement of Work; and

(i)	accompanied by the Recipient’s travel policy (first claim only).

8.3 Final Claim Procedures. The Recipient shall submit, within forty-five (45) days after the Project Completion Date, the final claim along with:

(a)	an itemized statement certified by the Recipient’s chief financial officer, or such other person considered satisfactory to the Minister, attesting to the total Eligible Supported Costs for the Project incurred and paid;

(b)	a statement of the total government funding (federal, provincial and municipal funding as well as tax credits) received or requested to cover the Eligible Supported Costs of the Project; and

(c)	a final progress report on the Project, as more fully described in Subsection 1.3 of Schedule 4 - Reporting Requirements.

8.4 Payment Procedures.

(a)	The Minister shall review and approve the documentation submitted by the Recipient following the receipt of the Recipient’s claim and in the event of any deficiency in the documentation, the Minister will notify the Recipient and the Recipient shall immediately take action to address and rectify the deficiency.

(b)	Subject to the maximum Contribution amounts set forth in Subsection 4.1 and all other conditions contained in this Agreement, the Minister shall pay to the Recipient a percentage of the Eligible Supported Costs set forth in the Recipient’s claim based on the sharing ratio identified in Subsection 4.1 (a), in accordance with the Minister’s customary practices.

(c)	The Minister may request at any time that the Recipient provide satisfactory evidence to demonstrate that all Eligible Supported Costs claimed have been paid.

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8.5 Overpayment by Minister. Where the Minister determines that the amount of the Contribution disbursed exceeds the amount to which the Recipient is entitled, the Recipient shall repay to the Minister, promptly and no later than thirty (30) days from notice from the Minister, the amount of the overpayment together with interest at the Interest Rate from the date the amount is due to the day of payment to the Minister in full. Any such amount is a debt due to His Majesty and is recoverable as such.

9. Reporting, Monitoring, Audit and Evaluation

9.1 Reports. The Recipient agrees to provide the Minister with the reports as described in Schedule 4 - Reporting Requirements, to the Minister’s satisfaction.

9.2 Additional Information. Upon request of the Minister and at no cost to the Minister, the Recipient shall promptly elaborate upon any report submitted or provide such additional information as may be requested.

9.3 Minister’s Right to Audit Accounts and Records. The Recipient shall, at its own expense, maintain and preserve in Canada and make available for audit and examination by the Minister or the Minister’s representatives all books, accounts and records relating to this Agreement or the Project held by the Recipient, its Affiliated Persons, agents and contractors and of the information necessary to ensure compliance with the terms and conditions of this Agreement, including repayment to the Minister. The Minister will have the right to conduct such audits at the Minister’s expense as may be considered necessary.

Unless otherwise agreed to in writing by the Minister, the Recipient and its Affiliated Persons, agents and contractors shall maintain and preserve all books, accounts, invoices, receipts and records and all other documentation related to this Agreement until the end of the Recipient Fiscal Year that ends seven (7) years after the fiscal year of the date on which they were created.

9.4 Auditor General Rights. The Recipient recognizes, acknowledges and accepts that the Auditor General of Canada may, at the Auditor General’s cost, after consultation with the Recipient, conduct an inquiry under the authority of subsection 7.1 (1) of the Auditor General Act in relation to any funding agreement (as defined in subsection 42 (4) of the Financial Administration Act) with respect to the use of the Contribution received.

For the purposes of any such inquiry undertaken by the Auditor General, the Recipient shall provide, upon request and in a timely manner, to the Auditor General or anyone acting on behalf of the Auditor General,

(a)	all records held by the Recipient, its Affiliated Persons, agents or contractors relating to this Agreement and the use of the Contribution provided under this Agreement; and

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(b)	such further information and explanations as the Auditor General, or anyone acting on behalf of the Auditor General, may request relating to this Agreement or the use of the Contribution.

9.5 Access to Records. The Recipient shall, at all times, ensure that its agents, employees, assigns, contractors, and Affiliated Persons are obligated to provide to the Minister or the Auditor General or their authorized representatives records and other information that are in possession of those agents, employees, assigns, contractors, and Affiliated Persons and that relate to this Agreement or to the use of the Contribution.

9.6 Access to Premises. The Recipient and its Affiliated Persons shall provide the representatives of the Minister reasonable access to premises to inspect and assess the progress of the Project or any element thereof and supply promptly on request such data as the Minister may reasonably require for statistical or Project evaluation purposes.

9.7 Evaluation. The Recipient shall, at its own expense, participate in the preparation of case studies reporting on the outcomes of the Project, to be completed by the Minister or the Minister’s agents, in order to assist in the Minister’s preparation of an overall evaluation of the value and effectiveness of SRF.

10. Representations, Warranties and Covenants

10.1 Representations. The Recipient represents and warrants that:

(a)	it is duly incorporated under Canadian law and validly existing and in good standing and has the power and authority to carry on its business, to hold property and to enter into this Agreement and undertakes to take all necessary action to maintain itself in good standing, to preserve its legal capacity and to remain incorporated in a Canadian jurisdiction;

(b)	signatories to the Agreement have been duly authorized to execute and deliver this Agreement;

(c)	the execution, delivery and performance of this Agreement have been duly and validly authorized and that when executed and delivered, the Agreement will constitute a legal, valid and binding obligation enforceable in accordance with its terms;

(d)	it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings that could or would prevent compliance with the Agreement. The Recipient shall inform the Minister forthwith of any such occurrence;

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(e)	the execution and delivery of this Agreement and the performance by the Recipient of its obligations hereunder will not, with or without the giving of notice or the passage of time or both:

(i)	violate the provisions of the Recipient’s by-laws, any other corporate governance document subscribed to by the Recipient or any resolution of the Recipient;

(ii)	violate any judgment, decree, order or award of any court, government agency, regulatory authority or arbitrator; or

(iii)	conflict with or result in the breach or termination of any material term or provision of, or constitute a default under, or cause any acceleration under, any license, permit, concession, franchise, indenture, mortgage, lease, equipment lease, contract, deed of trust or any other instrument or agreement by which it is bound;

(f)	it has obtained or will obtain all necessary licences and permits in relation to the Project, which satisfy the requirements of all regulating bodies of appropriate jurisdiction;

(g)	it owns or holds sufficient rights in any Intellectual Property required to carry out the Project;

(h)	the description of the Project in Schedule 1 - Statement of Work is complete and accurate.

(i)	it is in compliance with Sanctions;

(j)	it is not, nor are any of its respective officers or directors, a Designated Person; and,

(k)	no part of the Contribution will be used, directly or indirectly, by the Recipient, in violation of Sanctions.

10.2 Covenants. The Recipient covenants and agrees that:

(a)	it is solely responsible for providing or obtaining the funding, in addition to the Contribution, required to carry out the Project and the fulfilment of the Recipient’s other obligations under this Agreement;

(b)	no Material Change within the control of the Recipient will be made without the prior written consent of the Minister. In the event that the Minister does not consent to such a Material Change, the Minister may exercise the remedies set out in Subsection 14.3;

(c)	a Change in Control is subject to the Minister’s written consent, and, subject to Subsection 17.13, such consent will not be unreasonably withheld:

(i)	In the case where the Recipient is a private company, the Recipient shall notify the Minister in writing no later than thirty (30) days prior to the date from which the Recipient expects to have a Change in Control;

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(ii)	In the case where the Recipient is a public company, the Recipient shall notify the Minister in writing when a Change in Control is publicly disclosed or no later than seven (7) days following any public announcement of a Change in Control;

(iii)	As a result of Recipient’s notification of the Change in Control, the Minister may require additional due diligence to determine the impacts of the Change in Control, such as the following, but not be limited to: the legal status of the Recipient pursuant to the SRF’s program terms and conditions; the impact on the Recipient’s finances and the Project to ensure that the Recipient is able to complete the Project; and, any other considerations that may emerge. The purpose of the due diligence is to ensure that the Minister can fully evaluate any additional considerations that were not identified at the time of authorizing the funding;

(iv)	In the event that the Minister does not consent to a Change in Control further to the notification pursuant to paragraphs 10.2(c) (i) and 10.2(c) (ii), the Minister may exercise the remedies set out in Subsection 14.3;

(d)	it shall retain possession and control of all Project Assets the cost of which has been contributed to by the Minister under the Agreement, and the Recipient shall not Dispose of the same without the prior written consent of the Minister, other than in the ordinary course of business where the aggregate book value of such Project Assets for each occurrence is no greater than [***];

(e)	it shall, in advance and in writing, and subject to paragraphs 10.2 (c) and (d) of this Agreement, notify the Minister in the event of any Acquisition or Divestiture. In the case where the Recipient is a public company, the Recipient shall notify the Minister in writing of any Acquisition or Divestiture contemporaneously with any press release, or filing of a public regulatory notice in respect of such Acquisition or Divestiture;

(f)	that it shall not make any dividend payments or other shareholder distributions that would prevent it from implementing the Project or satisfying any other of the Recipient’s obligations under this Agreement, including, without limitation, the making of repayments to the Minister hereunder;

(g)	it shall comply with the federal visibility requirements set out in Schedule 2 - Communications Obligations;

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(h)	it shall comply with all laws and regulations applicable to it.

(i)	it will maintain in effect policies and procedures reasonably designed to ensure compliance by itself and its respective directors and officers with Sanctions;

(j)	it will conduct its business in compliance with Sanctions;

(k)	it will not use, directly or indirectly, the Contribution in violation of Sanctions;

(l)	it will not act in any other manner that would result in the violation of Sanctions; and

(m)	it will cause its controlled Affiliated Persons to comply with paragraphs 10.2(i) to 10.2(l) above.

10.3 Renewal of Representations. It is a condition precedent to any disbursement under this Agreement that the representations, warranties and covenants contained in this Agreement are true at the time of payment and that the Recipient is not in default of compliance with any terms of this Agreement.

11. Intellectual Property

11.1 Background Intellectual Property. The Recipient must own the Background Intellectual Property or hold sufficient Background Intellectual Property Rights to permit the Project to be carried out.

11.2 Project Intellectual Property. The Recipient must exclusively own and retain ownership of the Project Intellectual Property in Canada for the Term, unless otherwise agreed to by the Minister, [***].

11.3 Exploitation of Project Intellectual Property. The Recipient must own or hold sufficient Intellectual Property Rights to exploit the Project Intellectual Property and to make, construct, use and sell the Resulting Products, unless otherwise agreed to by the Minister. [***].

11.4 License of Project Intellectual Property. The Recipient agrees not to grant any exclusive license to any of the Project Intellectual Property, in any territory, without the prior written consent of the Minister, [***]. The Recipient is permitted to grant non-exclusive licences to the Project Intellectual Property, without prior written consent of the Minister:

(a)	in conjunction with the sale of Resulting Products; or

(b)	as long as the licence grant does not prevent the Recipient from fulfilling its obligations under this Agreement and from exploiting the Project Intellectual Property in any territory.

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11.5 Intellectual Property of Others. To the best of the Recipient’s knowledge, no person or entity has alleged that the Background Intellectual Property, or the use thereof by the Recipient, infringes or misappropriates the Intellectual Property Rights that are owned or controlled by that person or entity. To the best of the Recipient’s knowledge, the Recipient would not infringe any Intellectual Property Rights of others by performing the Project activities.

11.6 Crown Ownership of Intellectual Property. The Crown will not have an ownership interest in the Project Intellectual Property nor will the Crown acquire new rights in Background Intellectual Property by virtue solely of having provided the Contribution. Rights attributed to the Crown in any other way including under the Public Servants Inventions Act are not in any way affected by this Agreement.

11.7 Intellectual Property Strategy. The Recipient shall develop an Intellectual Property strategy (IP Strategy), share it with the Minister within one (1) year of the Execution Date and report annually if there are any changes to the IP Strategy during the Term. The IP Strategy will support the creation and retention of Intellectual Property ownership in Canada and include at least the following elements:

(a)	employee training plans to increase Intellectual Property awareness;

(b)	a plan to commercialize the Resulting Products domestically, including a description of commercialization activities, such as licensing and collaboration activities, if appropriate; and

(c)	a plan to file Intellectual Property applications in Canada and other countries, if appropriate.

11.8 Intellectual Property Enforcement. The Recipient shall promptly notify the Minister if the Recipient becomes aware of any alleged infringement of Project Intellectual Property during the Term, along with the Recipient’s plan for enforcement of its Project Intellectual Property.

12. Environmental and Other Requirements

12.1 The Recipient represents that the Project is not a “designated project” and is not being carried out on “federal lands” as such terms are defined in the Impact Assessment Act, 2019 (“IAA”).

12.2 The Recipient shall, in respect of the Project, comply with all federal, provincial, territorial, municipal and other applicable laws, including but not limited to, statutes, regulations, by-laws, rules, orders, ordinances and decrees governing the Recipient or the Project, or both, relating to environmental protection and the successful implementation of and adherence to any mitigation measures, monitoring or follow-up program that may be prescribed by the Minister or other federal, provincial, territorial, municipal tribunals or bodies, and certifies to the Minister that it has done so to date.

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12.3 The Recipient will provide the Minister with reasonable access to any Project site for the purpose of ensuring that the terms and conditions of any environmental approval are met, and that any mitigation, monitoring or follow-up measure required has been carried out.

12.4 If as a result of changes to the Project or otherwise, an assessment is required in accordance with IAA for the Project, the Minister and the Recipient agree that the Minister’s obligations under this Agreement will be suspended from the moment that the Minister informs the Recipient, until (i) a decision statement has been issued to the Recipient or, if applicable, the Minister has decided that the Project is not likely to cause significant adverse environmental effects or the Governor in Council has decided that the significant adverse environmental effects are justified in the circumstances, and (ii) if required, an amendment to this Agreement has been signed, setting out any conditions included in the decision statement.

12.5 Aboriginal consultation. The Recipient acknowledges that the Minister’s obligation to pay the Contribution is conditional upon His Majesty satisfying any obligation that His Majesty may have to consult with or to accommodate any Aboriginal groups, which may be affected by the terms of this Agreement.

12.6 Official Languages. The Recipient agrees that any public acknowledgement of the Minister’s public support for the Project will be expressed in both official languages.

13. Indemnification and Limitation of Liability

13.1 Indemnification. Except for any claims arising from the gross negligence of, or willful misconduct by, the Minister’s employees, officers, agents or servants, the Recipient agrees, at all times, to indemnify and save harmless, the Minister and any of his officers, servants, employees or agents from all and against all claims and demands, actions, suits or other proceedings (and all losses, costs and damages relating thereto) by whomsoever made, brought or prosecuted (all of the foregoing collectively, the “Claims”), where such Claims are asserted or arise from the Minister being a Party to this Agreement and exercising his rights and performing his obligations under this Agreement, to the extent such Claims result from:

(a)	the Project, its operation, conduct or any other aspect thereof;

(b)	the performance or non-performance of this Agreement, or the breach or failure to comply with any term, condition, representation or warranty of this Agreement by the Recipient, its Affiliated Persons, its officers, employees and agents, or by a third party or its officers, employees, or agents;

(c)	the design, construction, operation, maintenance and repair of any part of the Project; or,

(d)	any omission or other wilful or negligent act or delay of the Recipient, its Affiliated Person or a third party and their respective employees, officers, or agents.

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13.2 Limitation of Liability. Notwithstanding anything to the contrary contained herein, the Minister shall not be liable for any direct, indirect, special or consequential damages of the Recipient nor for the loss of revenues or profits arising from, based upon, occasioned by or attributable to the execution of this Agreement, regardless of whether such a liability arises in tort (including negligence), contract, fundamental breach or breach of a fundamental term, misrepresentation, breach of warranty, breach of fiduciary duty, indemnification or otherwise.

13.3 His Majesty, his agents, employees and servants will not be held liable in the event the Recipient enters into a loan, a capital or operating lease or other long-term obligation in relation to the Project for which the Contribution is provided.

14. Default and Remedies

14.1 Event of Default. The Minister may declare that an Event of Default has occurred if:

(a)	the Recipient has failed or neglected to pay His Majesty any amount due in accordance with this Agreement;

(b)	the Project is not completed in accordance with Schedule 1 – Statement of Work to the Minister’s satisfaction by the Project Completion Date or the Project is abandoned in whole or in part;

(c)	the Recipient or Guarantor have not, in the opinion of the Minister, met or satisfied a term, covenant or condition of this Agreement;

(d)	the Recipient or Guarantor becomes bankrupt or insolvent, goes into receivership, or takes the benefit of any statute, from time to time in force, relating to bankrupt or insolvent debtors;

(e)	an order is made or the Recipient or Guarantor have passed a resolution for the winding up or dissolution of the Recipient or Guarantor, or the Recipient or Guarantor are dissolved or wound up;

(f)	the Recipient or Guarantor have, in the opinion of the Minister, ceased to carry on business or has sold all or substantially all of its assets or enters into a letter of intent or binding obligation to sell all or substantially all of its assets;

(g)	the Recipient has not met or satisfied a term or condition under any other contribution Agreement or agreement of any kind with His Majesty;

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(h)	the Recipient fails to fulfill any of the contractual obligations set out in this Agreement;

(i)	a representation, covenant, warranty or statement contained herein or in any document, report or certificate delivered to the Minister hereunder or in connection therewith is false or misleading at the time it was made; and

(j)	the Recipient fails to comply with the obligations regarding audit and evaluation, as set out in Section 9.

14.2 Notice and Rectification Period. Except in the case of an Event of Default under Subsection 14.1 (d), (e) and (f) above, the Minister will not declare that an Event of Default has occurred unless the Parties have attempted to resolve the issue in accordance with Schedule 6 – Resolution Process. If the Parties are unable to resolve this issue, the Minister may give written notice to the Recipient of the occurrence which, in the Minister’s opinion, constitutes an Event of Default and the Recipient fails, within thirty (30) days of receipt of the notice, either to correct the condition or event or demonstrate, to the satisfaction of the Minister that it has taken such steps as are necessary to correct the condition, failing which the Minister may declare that an Event of Default has occurred.

14.3 Remedies on Default. If, after following the process in Schedule 6 – Resolution Process, the Minister declares that an Event of Default has occurred, the Minister may immediately exercise one or more of the following remedies, in addition to any remedy available at law:

(a)	suspend or terminate any obligation by the Minister to contribute or continue to contribute to the Eligible Supported Costs including any obligation to pay any amount owing prior to the date of such suspension;

(b)	require the Recipient to repay to the Minister all or part of the Contribution paid by the Minister, together with interest from the day of demand at the Interest Rate;

(c)	require the Recipient to pay the Minister the total of all amounts required to be repaid pursuant to this Agreement or the Maximum Amount to be Repaid, whichever shall be the greater, less any amount already repaid to the Minister together with interest from the day of demand at the Interest Rate;

(d)	terminate the Agreement; and

(e)	post a notice on a Government of Canada website disclosing that the Recipient has committed an Event of Default under the provisions of this Agreement and describing generally the remedies, if any, that the Minister has accordingly exercised.

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14.4 The Recipient acknowledges the policy objectives served by the Minister’s agreement to make the Contribution, that the Contribution comes from the public monies, and that the amount of damages sustained by His Majesty in an Event of Default is difficult to ascertain and therefore, that it is fair and reasonable that the Minister be entitled to exercise any or all of the remedies provided for in this Agreement and to do so in the manner provided for in this Agreement, if an Event of Default occurs.

15. Miscellaneous

15.1 Compliance with Lobbying Act. The Recipient warrants and represents:

(a)	that it has filed all Lobbying Act returns required to be filed in respect of persons employed by the Recipient who communicate and/or arrange meetings with Public Office Holders as part of their employment duties, and that it will continue to do so;

(b)	that it has not contracted with any person to communicate and/or arrange meetings with Public Office Holders for remuneration that is or would be contingent in any way upon the success of such person arranging meetings with Public Office Holders, or upon the approval of the Recipient’s application for SRF funding, or upon the amount of SRF funding paid or payable to the Recipient under this Agreement;

(c)	that it will not contract with any person to communicate and/or arrange meetings with Public Office Holders for remuneration that is or would be contingent upon the success of such person arranging meetings with Public Office Holders, or upon the amount of SRF funding paid or payable to the Recipient under this Agreement;

(d)	all persons who are or have been contracted by the Recipient to communicate and/or arrange meetings with Public Office Holders in respect of this Agreement are in full compliance with the registration and other requirements of the Lobbying Act; and

(e)	it shall at all times ensure that any persons contracted to communicate and/or arrange meetings with Public Office Holders in respect of the Agreement are in full compliance with the requirements of the Lobbying Act.

15.2 Members of Parliament. The Recipient represents and warrants that no member of the House of Commons will be admitted to any share or part of this Agreement or to any benefit to arise therefrom. No person who is a member of the Senate will, directly or indirectly, be a party to or be concerned in this Agreement.

15.3 Compliance with Post-Employment Provisions. The Recipient confirms that no current or former public servant or public office holder to whom the Values and Ethics Code for the Public Service, the Values and Ethics Code for the Public Sector, the Policy on Conflict of Interest and Post-Employment or the Conflict of Interest Act apply, will derive a direct benefit from this Agreement unless the provision or receipt of such benefits is in compliance with such legislation and codes.

15.4 The Recipient acknowledges that the representations and warranties in this section are fundamental terms of this Agreement. In the event of breach of these, the Minister may exercise the remedies set out in Subsection 14.3.

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16. Confidentiality

16.1 Consent Required. Subject to Schedule 2 - Communications Obligations, the Access to Information Act, the Privacy Act and the Library and Archives Act of Canada, each Party shall keep confidential and shall not without the consent of the other Party disclose the contents of the Agreement and the documents pertaining thereto, whether provided before or after the Agreement was entered into, or of the transactions contemplated herein.

16.2 International Dispute. Notwithstanding Subsection 16.1 of this Agreement, the Recipient waives any confidentiality rights to the extent such rights would impede His Majesty from fulfilling his notification obligations to a world trade panel for the purposes of the conduct of a dispute, in which His Majesty is a party or a third party intervener. The Minister is authorized to disclose the contents of this Agreement and any documents pertaining thereto, whether predating or subsequent to this Agreement, or of the transactions contemplated herein, where in the opinion of the Minister, such disclosure is necessary to the defence of His Majesty’s interests in the course of a trade remedy investigation conducted by a foreign investigative authority, and is protected from public dissemination by the foreign investigative authority. The Minister shall notify the Recipient of such disclosure.

16.3 Financing, Licensing and Subcontracting. Notwithstanding Subsection 16.1 of this Agreement, the Minister hereby consents to the Recipient disclosing this Agreement, and any portion or summary thereof, for any of the following purposes:

(a)	securing additional financing;

(b)	licensing for commercial exploitation; or

(c)	confirming to agents, contractors and subcontractors of the Recipient that all agents, contractors and subcontractors must agree to provide the Minister and the Auditor General with access to their records and premises, provided that any person to whom this Agreement or any portion or summary thereof is disclosed shall execute a non-disclosure agreement prior to such disclosure.

16.4 Repayments. Notwithstanding Subsection 16.1 of this Agreement, the Minister may disclose any information relating to the amount of each repayment made by the Recipient whether due or paid.

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17. General

17.1 Debt due to Canada. Any amount owed to His Majesty under this Agreement shall constitute a debt due to His Majesty and shall be recoverable as such. Unless otherwise specified herein, the Recipient agrees to make payment of any such debt forthwith on demand.

17.2 Interest. Debts due to His Majesty will accrue interest in accordance with the Interest and Administrative Charges Regulations, in effect on the due date, compounded monthly on overdue balances payable, from the date on which the payment is due, until payment in full is received by His Majesty. Any such amount is a debt due to His Majesty and is recoverable as such.

17.3 Set-off Rights of Minister. Without limiting the scope of the set-off rights provided for under the Financial Administration Act, it is understood that the Minister may set off against the Contribution any amounts owed by the Recipient to the Minister under legislation or contribution Agreements and the Recipient shall declare to the Minister all amounts outstanding in that regard when making a claim under this Agreement.

17.4 No Assignment of Agreement. No Party shall assign the Agreement or any part thereof without the prior written consent of the Minister. Any attempt by a Party to assign this Agreement or any part thereof, without the express written consent of the Minister, is void.

17.5 Annual Appropriation. Any payment by the Minister under this Agreement is subject to there being an appropriation for the Government Fiscal Year in which the payment is to be made; and to cancellation or reduction in the event that departmental funding levels are changed by Parliament. If the Minister is prevented from disbursing the full amount of the Contribution due to a lack or reduction of appropriation or departmental funding levels, the Minister and the Recipient agree to review the effects of such a shortfall in the Contribution on the implementation of this Agreement.

17.6 Successors and Assigns. This Agreement is binding upon the Recipient, its successors and permitted assigns.

17.7 Event of Force Majeure. The Recipient will not be in default by reason only of any failure in the performance of the Project in accordance with Schedule 1 – Statement of Work if such failure arises without the fault or negligence of the Recipient and is caused by any event of Force Majeure.

17.8 Applicable Law. This Agreement will be interpreted in accordance with the laws of the province of Ontario and federal laws of Canada applicable therein. The word “law” used herein has the same meaning as in the Interpretation Act, as amended.

17.9 Dispute Resolution. If a dispute arises concerning the application or interpretation of this Agreement, the Parties will attempt to resolve the matter through good faith negotiation, and may, if necessary and the Parties consent in writing, resolve the matter through mediation or arbitration by a mutually acceptable mediator or by arbitration in accordance with the Commercial Arbitration Code set out in the schedule to the Commercial Arbitration Act (Canada), as amended, and all regulations made pursuant to that Act.

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17.10 No Amendment. No amendment to this Agreement shall be effective unless it is made in writing and signed by the Parties hereto.

17.11 Contribution Agreement Only. This Agreement is a contribution Agreement only, not a contract for services or a contract of service or employment, and nothing in this Agreement, the Parties relationship or actions is intended to create, or be construed as creating, a partnership, employment or agency relationship between them. The Recipient is not in any way authorized to make a promise, agreement or contract and to incur any liability on behalf of His Majesty or to represent itself as an agent, employee or partner of His Majesty, including in any agreement with a third party, nor shall the Recipient make a promise, agreement or contract and incur any liability on behalf of His Majesty, and the Recipient shall be solely responsible for all deductions and remittances required by law in relation to its employees.

17.12 No Waiver. The rights and remedies of the Minister under this Agreement shall be cumulative and not exclusive of any right or remedy that he or she would otherwise have. The fact that the Minister refrains from exercising a remedy he or she is entitled to exercise under this Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Minister in any way from later exercising any other right or remedy under this Agreement or other applicable law.

17.13 Consent of the Minister. Whenever this Agreement provides for the Minister to render a decision or for the Recipient to obtain the consent or agreement of the Minister, such decision shall be reasonable on the facts and circumstance and such consent or agreement will not be unreasonably withheld but the Minister may make the issuance of such consent or agreement subject to reasonable conditions.

17.14 No conflict of interest. The Recipient and its Affiliated Persons, consultants and any of their respective advisors, partners, directors, officers, shareholders, employees, agents and volunteers shall not engage in any activity where such activity creates a real, apparent or potential conflict of interest in the sole opinion of the Minister, with the carrying out of the Project. For greater certainty, and without limiting the generality of the foregoing, a conflict of interest includes a situation where anyone associated with the Recipient owns or has an interest in an organization that is carrying out work related to the Project.

17.15 Disclose potential conflict of interest. The Recipient shall disclose to the Minister without delay any actual or potential situation that may be reasonably interpreted as either a conflict of interest or a potential conflict of interest.

17.16 Severability. Any provision of this Agreement which is prohibited by law or otherwise deemed ineffective will be ineffective only to the extent of such prohibition or ineffectiveness and will be severable without invalidating or otherwise affecting the remaining provisions of the Agreement.

17.17 Signature in Counterparts. This Agreement may be signed in counterparts and such counterparts may be delivered by acceptable electronic transmission, including portable document format (PDF), each of which when executed and delivered is deemed to be an original, and when taken together, will constitute one and the same Agreement.

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17.18 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are to the currency of Canada.

17.19 Tax. The Recipient acknowledges that financial funding from government programs may have tax implications for its organization and that advice should be obtained from a qualified tax professional.

17.20 Acquisition Condition. In the event that the Minister does not provide consent to a Change in Control as defined within the Agreement, the Recipient may terminate the Agreement upon payment of [***] of the Contribution disbursed, less any amount already repaid to the Minister as of the date of the written notice of the Minister informing the Recipient of the decision.

For clarity:

Payment for Termination shall be equal to = [***] x Contribution Amount Disbursed) – any Contribution amount repaid

18. Contact Information & Notices

18.1 Form and Timing of Notice. Any notice or other communication under this Agreement shall be made in writing. The Minister or the Recipient may send any written notice by any pre-paid method, including regular or registered mail, courier or email. Notice will be considered as received upon delivery by the courier, upon the Party confirming receipt of the email or one (1) day after the email is sent, whichever the sooner or five (5) calendar days after being mailed.

18.2 Any notices to the Minister in fulfillment of obligations such as claims, reporting, and any other documents stipulated under this Agreement, will be addressed to:

Strategic Response Fund

Attn: Director General

8th Floor

235 Queen Street

Ottawa, Ontario K1A 0H5

Email address: to be provided by SRF upon request from the Recipient.

Notwithstanding the foregoing, claims forms will not be sent by email unless otherwise agreed to in writing by the Minister.

18.3 Any notices to the Recipient and Guarantor will be addressed to:

Xanadu Quantum Technologies Inc.

Attn: Legal Department

Address: 777 Bay Street, Suite 2400, Toronto, Ontario, M5G 2C8

Email address: legal@xanadu.ai

18.4 Change of Contact Information. Each of the Parties may change the address, which they have stipulated in this Agreement by notifying in writing the other Party of the new address, and such change shall be deemed to take effect fifteen (15) calendar days after receipt of such notice.

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SRF AGREEMENT NO. 812-820235

IN WITNESS WHEREOF the Parties hereto have executed this Agreement through duly authorized representatives.

HIS MAJESTY THE KING IN RIGHT OF CANADA

as represented by the Minister of Industry

Per:	/s/ Amy Mar	August 28, 2026
	Amy Mar	Date
Director General, Strategic Response Fund

Xanadu Quantum Technologies Inc.

Per:	/s/ Christian Weedbrook	August 28, 2026
	Christian Weedbrook	Date
CEO, Xanadu

I have the authority to bind the Corporation.

Xanadu Quantum Technologies Ltd.

Per:	/s/ Christian Weedbrook	August 28, 2026
	Christian Weedbrook	Date
CEO, Xanadu

I have the authority to bind the Corporation.

30

SRF AGREEMENT NO. 812-820235

SCHEDULE 1 - STATEMENT OF WORK (SOW)

[***]

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SRF AGREEMENT NO. 812-820235

SCHEDULE 2 - COMMUNICATIONS OBLIGATIONS

[***]

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SRF AGREEMENT NO. 812-820235

SCHEDULE 3 - COST PRINCIPLES

[***]

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SRF AGREEMENT NO. 812-820235

SCHEDULE 4 - REPORTING REQUIREMENTS

[***]

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SRF AGREEMENT NO. 812-820235

SCHEDULE 5 - REPAYMENTS TO THE MINISTER

[***]

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SRF AGREEMENT NO. 812-820235

SCHEDULE 6 – RESOLUTION PROCESS

[***]

36

Exhibit 99.1

Government of Canada Invests CAD $195 Million in Xanadu to Build the Quantum Supply Chain

Federal commitment through the Strategic Response Fund for Project OPTIMISM anchors Xanadu’s plan to manufacture the components of fault-tolerant utility-scale quantum computers in Canada.

TORONTO, ON | Aug 28, 2026 /GLOBE NEWSWIRE/ — Xanadu Quantum Technologies Limited (“Xanadu”; NASDAQ/TSX: XNDU), a leading photonic quantum computing company, today announced it has signed a definitive agreement with the Government of Canada for CAD $195 million support through the Strategic Response Fund, administered by Innovation, Science and Economic Development Canada. The funding, which represents the largest investment in quantum manufacturing in Canadian history, is expected to help enable Xanadu to establish the advanced manufacturing facilities it needs to build fault-tolerant utility-scale photonic quantum computers.

The CAD $195 million federal commitment formalizes the complete federal portion of the potential funding of up to CAD $390 million in support announced on March 11, 2026 for Project OPTIMISM.

Quantum computers capable of solving commercially valuable problems cannot be built solely from off-the-shelf parts. They are expected to depend on manufacturing capabilities that do not exist at scale today: heterogeneous integration of photonic chips, photonic integrated circuit packaging, wafer-level semiconductor testing and measurement, and quantum module assembly. With this investment, Xanadu will seek to build these new capabilities locally, giving the company a vertically integrated path from chip to system, and the manufacturing foundation for its roadmap toward quantum data centres.

“This agreement is a major milestone for Xanadu and for Canada’s ambition to lead in quantum technology and advanced manufacturing,” said Dr. Christian Weedbrook, Founder and Chief Executive Officer of Xanadu. “We believe building utility-scale quantum computers will require a new generation of highly specialized manufacturing capabilities. With the Government of Canada’s commitment through the Strategic Response Fund, we plan to move forward with establishing that infrastructure here at home, strengthening Canada’s quantum supply chain and creating a foundation for future quantum data-centre deployment. This is a vital step in our mission to build quantum computers that are useful and available to people everywhere and we take pride in the Government of Canada’s confidence in Xanadu, and we look forward to continuing our work to realize the full vision for Project OPTIMISM.”

“Building Canada strong means investing in the industries that will strengthen our economy today and into the future. Quantum technology represents a tremendous opportunity to create good jobs, strengthen our economic sovereignty, and grow world-leading industries here at home. By investing in advanced manufacturing and innovation in Canada, we are building a more resilient economy, developing Canadian talent, and ensuring we remain competitive in a rapidly changing world.” said The Honourable Mélanie Joly, Minister of Industry and Minister responsible for Canada Economic Development for Quebec Regions.

“Canada is home to some of the world’s leading quantum researchers, innovators and companies. Strategic investments like this one help transform Canadian breakthroughs into globally competitive businesses, strengthen our quantum ecosystem, and create high-value jobs here at home. Quantum technologies will be one of the foundational technologies of the 21st century. By supporting advanced manufacturing and commercialization in Canada, we are helping ensure that Canada remains a global leader in quantum innovation and that more of the economic benefits of that leadership are created here at home.,” said The Honourable Evan Solomon, Minister of Artificial Intelligence and Digital Innovation and Minister responsible for the Federal Economic Development Agency for Southern Ontario.

The capabilities Xanadu develops under the agreement are expected to extend beyond quantum computing. Advanced photonic packaging, heterogeneous integration, and wafer-level test infrastructure are foundational to telecommunications, artificial intelligence hardware, and sensing technologies. This investment in Xanadu and the Canadian ecosystem forming around it are at the center of several of the fastest-growing segments of the global semiconductor industry.

About Xanadu

Founded in 2016, Xanadu is a Canadian photonic quantum computing company with the mission to build quantum computers that are useful and available to people everywhere. Xanadu is building fault-tolerant quantum computers using light, with systems designed to compute at room temperature. Xanadu develops both hardware and software, including PennyLane, its open-source quantum computing platform. Xanadu is the first pure-play photonic quantum computing company to list on public markets (Nasdaq/TSX: XNDU) and is recognized globally for its breakthroughs in scalable quantum technologies. Visit xanadu.ai or follow on X @XanaduAI.

Contacts

Press Contact:

press@xanadu.ai

Investor Relations:

investors@xanadu.ai

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the U.S. federal securities laws and “forward-looking information” within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements on current expectations and projections about future events. These statements include: the ability of Xanadu to successfully establish an advanced photonics research, development, and manufacturing facility as part of Project OPTIMISM and details of such facility; the ability of Xanadu to successfully acquire or develop world-class technology designed to establish the manufacturing of photonic quantum computing chips; the ability of Xanadu to successfully scale the production of the components that will power future quantum data centres; the establishment of Canada in the position as a global leader in the quantum field; government funding and the uses thereof; the expected scope, timeline and successful implementation of Project OPTIMISM; Xanadu’s plans to establish domestic semiconductor and photonic manufacturing capabilities; the expected advancement of Xanadu’s roadmap toward utility-scale quantum computing and quantum data-center infrastructure; the expected benefits of Project OPTIMISM to Canada’s quantum technology supply chain.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions, many of which are beyond the control of Xanadu. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause the actual results of Xanadu, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such statements. Such risks and uncertainties include: that Xanadu is pursuing an emerging technology, faces significant technical challenges and may not achieve commercialization or market acceptance; Xanadu’s historical net losses and limited operating history; that there is substantial doubt about Xanadu’s ability to continue as a going concern; Xanadu’s expectations regarding future financial performance, capital requirements and unit economics; Xanadu’s use and reporting of business and operational metrics; Xanadu’s competitive landscape; Xanadu’s dependence on members of its senior management and its ability to attract and retain qualified personnel; the potential need for additional future financing; Xanadu’s ability to manage growth and expand its operations; potential future acquisitions or investments in companies, products, services or technologies; Xanadu’s reliance on strategic partners and other third parties; Xanadu’s concentration of revenue in contracts with government or state-funded entities; Xanadu’s ability to maintain, protect and defend its intellectual property rights; risks associated with privacy, data protection or cybersecurity incidents and related regulations; the use, rate of adoption, and regulation of artificial intelligence and machine learning; uncertainty or changes with respect to laws and regulations; uncertainty or changes with respect to taxes, trade conditions and the macroeconomic environment; material weaknesses in Xanadu’s internal control over financial reporting and its ability to maintain internal control over financial reporting and operate as a public company; the outcome of any legal proceedings or government investigations that may be commenced against Xanadu; Xanadu’s ability to issue equity or equity-linked securities in the future; Xanadu’s ability to satisfy any conditions, milestones or other requirements associated with the receipt of government funding; and other factors described in Xanadu’s filings with the SEC (www.sec.gov) and the Canadian Securities Administrators (www.sedarplus.com). These forward-looking statements are based on certain assumptions, including that none of the risks identified above materialize; that there are no unforeseen changes to economic and market conditions, and that no significant events occur outside the ordinary course of business. Additional information concerning these and other factors that may impact such forward-looking statements can be found in filings and potential filings by Xanadu with the SEC and the Canadian Securities Administrators, including under the heading “Risk Factors.” If any of these risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. In addition, these statements reflect the expectations, plans and forecasts of Xanadu’s management as of the date of this communication; subsequent events and developments may cause their assessments to change. While Xanadu may elect to update these forward-looking statements at some point in the future, they specifically disclaim any obligation to do so, unless required by applicable securities laws. Accordingly, undue reliance should not be placed upon these statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this communication, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Exhibit 99.2

Xanadu Secures CAD $195 Million and Establishes Landmark Advanced Photonics Facility

TORONTO, ON | Aug 28, 2026 /GLOBE NEWSWIRE/ — Xanadu Quantum Technologies Limited (“Xanadu”; NASDAQ/TSX: XNDU), a leading photonic quantum computing company, announced today that it will establish a landmark advanced photonics research, development, and manufacturing facility as part of Project OPTIMISM, supported by CAD $195 million in federal government funding also announced today. The new facility, named “Inception,” is expected to feature world-class technology to enable scalable production of the components that will power future quantum data centres. We believe this work will revolutionize quantum infrastructure and strengthen Canada’s position as a global leader in the field.

The support for Inception is part of the largest government investment in quantum manufacturing in Canadian history. The funding is expected to accelerate scaling the photonic hardware required to achieve fault-tolerant quantum computing, the crucial milestone for delivering commercially meaningful, real-world solutions.

Designed to be a global facility for the manufacturing, packaging, and assembly of quantum computing components, the 158,000-square-foot Toronto site is being transformed into one of the world’s most sophisticated photonics facilities.

Inception is expected to feature state-of-the-art cleanrooms and equipment tailored for high-precision quantum hardware. Key technical capabilities are expected to include round-the-clock test and measurement facilities and first-of-its-kind heterogeneous integration. This integration process is vital for combining diverse photonic components onto a single scalable chip. These advanced capabilities will leverage Xanadu’s established industry partnerships and integrate specialized tooling from ASMPT, Bluefors, DISCO, EVG, FiconTEC, and MPI. The facility is expected to house Xanadu’s Systems Integration and Operation Centre, where quantum modules are assembled, tested, and verified before being installed into server racks.

“The launch of Inception is a defining strategic milestone for Xanadu and the broader quantum industry,” said Dr. Christian Weedbrook, Founder and Chief Executive Officer of Xanadu. “We believe that this investment ensures that Xanadu remains at the forefront of the field, providing the infrastructure necessary to transition quantum technology from the lab to commercial-scale data centres.”

Xanadu is on a mission to build quantum computers that are useful and available to people everywhere. Inception is central to this mission, serving as a world-class facility for building the next generation of quantum infrastructure to meet the global demand for fault-tolerant quantum computing.

About Xanadu

Founded in 2016, Xanadu is a Canadian photonic quantum computing company with the mission to build quantum computers that are useful and available to people everywhere. Xanadu is building fault-tolerant quantum computers using light, with systems designed to operate at room temperature. Xanadu develops both hardware and software, including PennyLane, its open-source quantum computing platform. Xanadu is the first pure-play photonic quantum computing company to list on public markets (Nasdaq/TSX: XNDU) and is recognized globally for its breakthroughs in scalable quantum technologies. Visit xanadu.ai or follow on X @XanaduAI.

Contacts

Press Contact:

press@xanadu.ai

Investor Relations:

investors@xanadu.ai

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the U.S. federal securities laws and “forward-looking information” within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements on current expectations and projections about future events. These statements include: the ability of Xanadu to successfully establish an advanced photonics research, development, and manufacturing facility as part of Project OPTIMISM and details of such facility; the ability of Xanadu to successfully acquire or develop world-class technology designed to establish the manufacturing of photonic quantum computing chips; the ability of Xanadu to successfully scale the production of the components that will power future quantum data centres; the establishment of Canada in the position as a global leader in the quantum field; government funding and the uses thereof; the expected scope, timeline and successful implementation of Project OPTIMISM; Xanadu’s plans to establish domestic semiconductor and photonic manufacturing capabilities; the expected advancement of Xanadu’s roadmap toward utility-scale quantum computing and quantum data-center infrastructure; the expected benefits of Project OPTIMISM to Canada’s quantum technology supply chain.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions, many of which are beyond the control of Xanadu. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause the actual results of the combined company following the transaction, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such statements. Such risks and uncertainties include: that Xanadu is pursuing an emerging technology, faces significant technical challenges and may not achieve commercialization or market acceptance; Xanadu’s historical net losses and limited operating history; that there is substantial doubt about Xanadu’s ability to continue as a going concern; Xanadu’s expectations regarding future financial performance, capital requirements and unit economics; Xanadu’s use and reporting of business and operational metrics; Xanadu’s competitive landscape; Xanadu’s dependence on members of its senior management and its ability to attract and retain qualified personnel; the potential need for additional future financing; Xanadu’s ability to manage growth and expand its operations; potential future acquisitions or investments in companies, products, services or technologies; Xanadu’s reliance on strategic partners and other third parties; Xanadu’s concentration of revenue in contracts with government or state-funded entities; Xanadu’s ability to maintain, protect and defend its intellectual property rights; risks associated with privacy, data protection or cybersecurity incidents and related regulations; the use, rate of adoption, and regulation of artificial intelligence and machine learning; uncertainty or changes with respect to laws and regulations; uncertainty or changes with respect to taxes, trade conditions and the macroeconomic environment; material weaknesses in Xanadu’s internal control over financial reporting and the combined company’s ability to maintain internal control over financial reporting and operate as a public company; the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; the outcome of any legal proceedings or government investigations that may be commenced against Xanadu; failure to realize the anticipated benefits of the transaction; the ability of the combined company to issue equity or equity-linked securities in the future; Xanadu’s ability to satisfy any conditions, milestones or other requirements associated with the receipt of government funding; and other factors described in Xanadu’s filings with the SEC (www.sec.gov) and the Canadian Securities Administrators (www.sedarplus.com). These forward-looking statements are based on certain assumptions, including that none of the risks identified above materialize; that there are no unforeseen changes to economic and market conditions, and that no significant events occur outside the ordinary course of business. Additional information concerning these and other factors that may impact such forward-looking statements can be found in filings and potential filings by Xanadu with the SEC and the Canadian Securities Administrators, including under the heading “Risk Factors.” If any of these risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. In addition, these statements reflect the expectations, plans and forecasts of Xanadu’s management as of the date of this communication; subsequent events and developments may cause their assessments to change. While Xanadu may elect to update these forward-looking statements at some point in the future, they specifically disclaim any obligation to do so, unless required by applicable securities laws. Accordingly, undue reliance should not be placed upon these statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this communication, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.